FNEX VENTURES N-2/A

Exhibit 99(2)(k)(2)

FUND CCO AGREEMENT

AGREEMENT made as of September 5, 2019 by and between FNEX Ventures, a Delaware statutory trust, with its principal office and place of business at 4300 Shawnee Mission Parkway, Fairway, Kansas 66205 (the “Fund”), and M3Sixty Administration, LLC, a Delaware limited liability company, with its principal office and place of business at 4300 Shawnee Mission Parkway, Fairway, Kansas 66205 (“M3Sixty”).

WHEREAS, the Fund is, or will be, registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, non-diversified management investment company that is operated as an interval fund. The Fund is authorized to issue shares of beneficial interest of the Fund (“Shares”) and the Shares will be continuously offered under the Securities Act of 1933, as amended (the “Securities Act”); and

WHEREAS, the Fund desires that M3Sixty perform certain compliance services and M3Sixty is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Fund and M3Sixty hereby agree as follows:

SECTION 1. PROVISION OF CCO; DELIVERY OF DOCUMENTS

(a)         M3Sixty hereby agrees to provide a Chief Compliance Officer (“CCO”), as described in Rule 38a-l of the 1940 Act (“Rule 38a- l”), to the Fund for the period and on the terms and conditions set forth in this Agreement.

In connection therewith, the Fund has delivered to M3Sixty copies of, and shall promptly furnish M3Sixty with all amendments of or supplements to: (i) the Fund’s Declaration of Trust and Bylaws (collectively, as amended from time to time, “Organizational Documents”); (ii) the Fund’s current Registration Statement, as amended or supplemented, filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act, and/or the 1940 Act (the “Registration Statement”); (iii) the current Prospectus and Statement of Additional Information (collectively, as currently in effect and as amended or supplemented, the “Prospectus”), if any, or Private Offering Memorandum in place for the Fund covered by this Agreement; (iv) each plan of distribution or similar document that may be adopted by the Fund under Rule 12b-l under the 1940 Act and each current shareholder service plan or similar document adopted by the Fund with respect to the Fund; (v) copies of the Fund’s current annual and semi-annual reports to shareholders; and (vi) all compliance and risk management policies, programs and procedures adopted by the Fund with respect to the Fund. The Fund shall deliver to M3Sixty a certified copy of the resolution of the Board of Trustees of the Fund (the “Board”) appointing the CCO and authorizing the execution and delivery of this Agreement. In addition, the Fund shall deliver, or cause to deliver, to M3Sixty upon M3Sixty’s reasonable request any other documents that would enable M3Sixty to perform the services described in this Agreement.

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SECTION 2. DUTIES OF M3SIXTY

(a)           Subject to the approval of the Board, M3Sixty shall make available a qualified person who is competent and knowledgeable regarding the federal securities laws to act as the Fund’s CCO. M3Sixty’s responsibility for the activities of the CCO are limited to the extent that the Board shall make all decisions regarding the designation and termination of the CCO and shall review and approve the compensation of the CCO as provided by Rule 38a-1.

(b)	With respect to the Fund, the CCO shall:

(i)          report directly to the Board;

(ii)         review and administer the Fund’s compliance program policies and procedures and review and oversee those policies and procedures of the adviser, administrator, principal underwriter and transfer agent (collectively, “Service Providers”) that relate to the Fund;

(iii)        conduct periodic reviews of the Fund’s compliance program and incorporate any new or changed regulations, best practice recommendations or other guidelines that may be appropriate;

(iv)        review, no less frequently than annually, the adequacy of the policies and procedures of the Fund and its Service Providers and the effectiveness of their implementation;

(v)        design testing methods for the Fund’s compliance program policies and procedures;

(vi)        perform and document periodic testing of certain key control procedures (as appropriate to the circumstances), including reviewing reports, investigating exceptions, and making inquiries of Fund management and Service Providers;

(vii)       conduct periodic site visits to the adviser and other Service Providers, as necessary;

(viii)      prepare CCO Reports for the board, including a written report to the Board, no less frequently than annually, that addresses the operation of the compliance policies and procedures of the Fund and its Service Providers, any material changes to those policies and procedures since the date of the last report, any material changes to the policies and procedures recommended as a result of the annual review conducted of the Fund’s policies and procedures, and each material compliance matter that occurred with respect to the Fund since the date of the last report;

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(ix)         attend Board meetings quarterly and as requested; and

(x)          no less frequently than annually, meet separately with those members of the Board that are not “interested persons” of the Fund.

(c)        M3Sixty may provide other services and assistance relating to the affairs of the Fund as the Fund may, from time to time, request subject to mutually acceptable compensation and implementation agreements.

(d)       M3Sixty shall maintain records relating to its services, such as compliance policies and procedures, relevant Board presentations, annual reviews, and other records, as are required to be maintained under the 1940 Act and Rule 38a-l thereunder (collectively, the “Records”). Such Records shall be maintained in the manner and for the periods as are required under such laws and regulations. The Records shall be the property of the Fund. The Fund, or the Fund’s authorized representatives, shall have access to the Records at all times during M3Sixty’s normal business hours. Upon the reasonable request of the Fund, copies of any of the Records shall be provided promptly by M3Sixty to the Fund or its authorized representatives at the Fund’s expense.

(e)       Nothing contained herein shall be construed to require M3Sixty to perform any service that could cause M3Sixty to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause the Fund to act in contravention of such Fund’s Prospectus or any provision of the 1940 Act. Further, while M3Sixty will provide consulting and other services under this Agreement to assist the Fund with respect to the Fund’s obligations under and compliance with various laws and regulations, Fund understands and agrees that M3Sixty is not a law firm and that nothing contained herein shall be construed to create an attorney-client relationship between M3Sixty and the Fund or to require M3Sixty to render legal advice or otherwise engage in the practice of law in any jurisdiction. Thus, except with respect to M3Sixty’s duties as set forth in this Section 2 and, except as otherwise specifically provided herein, the Fund assumes all responsibility for ensuring that the Fund complies with all applicable requirements of the Securities Act, the Securities Exchange Act of 1934 (the “Exchange Act”), the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Fund. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

(f)       M3Sixty does not offer legal or independent public accounting services and does not provide substitute services for the services provided by legal counsel or that of a certified public accountant. M3Sixty will make every reasonable effort to provide the services described in this Agreement; however, M3Sixty does not guarantee that work performed by M3Sixty or the CCO for the Fund would be favorably received by any regulatory agency.

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In order for M3Sixty to perform the services required by this Section 2, the Fund shall (1) instruct all Service Providers to furnish any and all information to M3Sixty as reasonably requested by M3Sixty, and assist M3Sixty as may be required and (2) ensure that M3Sixty has access to all records and documents maintained by the Fund or any Service Provider.

SECTION 3. STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION

(a)         M3Sixty shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by M3Sixty in writing. M3Sixty shall use its best judgment and efforts in rendering the services described in this Agreement and shall not be liable to the Fund or any of the Fund’s shareholders for any action or inaction of M3Sixty or the CCO relating to any event whatsoever in the absence of bad faith, reckless disregard, gross negligence or willful misfeasance. Further, neither M3Sixty nor the CCO shall be liable to the Fund or any of the Fund’s shareholders for any action taken, or failure to act, in good faith reliance upon: (i) the advice and opinion of Fund counsel; and/or (ii) any certified copy of any resolution of the Board. Neither M3Sixty nor the CCO shall be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which M3Sixty or the CCO reasonably believe in good faith to be genuine.

(b)        The Fund agrees to indemnify and hold harmless M3Sixty, its affiliates and each of their respective directors, officers, employees and agents and any person who controls M3Sixty within the meaning of Section 15 of the Securities Act (any of M3Sixty, its affiliates, their respective officers, employees, agents and directors or such control persons, for purposes of this paragraph, a “M3Sixty Indemnitee”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon (i) M3Sixty’s performance of its duties under this Agreement, or (ii) the breach of any obligation, representation or warranty under this Agreement by the Fund.

In no case (i) is the indemnity of the Fund in favor of any M3Sixty Indemnitee to be deemed to protect the M3Sixty Indemnitee against any liability to which the M3Sixty Indemnitee would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Fund to be liable with respect to any claim made against any M3Sixty Indemnitee unless the M3Sixty Indemnitee notifies the Fund in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim are served upon the M3Sixty Indemnitee (or after the M3Sixty Indemnitee receives notice of service on any designated agent).  Failure to notify the Fund of any claim shall not relieve the Fund from any liability that it may have to any M3Sixty Indemnitee unless failure or delay to so notify the Fund prejudices the Fund’s ability to defend against such claim. The Fund shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Fund elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the M3Sixty Indemnitee, defendant or defendants in the suit. In the event the Fund elects to assume the defense of any suit and retain counsel, the M3Sixty Indemnitee, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them. If the Fund does not elect to assume the defense of any suit, it will reimburse the M3Sixty Indemnitee, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them pertaining to the defense of the Fund.

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(c)          M3Sixty agrees to indemnify and hold harmless the Fund and each of its trustees and officers and any person who controls the Fund within the meaning of Section 15 of the Securities Act (for purposes of this paragraph, the Fund and each of its trustees and officers and its controlling persons are collectively referred to as the “Fund Indemnitees”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon (i) the breach of any obligation, representation or warranty under this Agreement by M3Sixty, or (ii) M3Sixty’s failure to comply in any material respect with applicable securities laws.

In no case (i) is the indemnity of M3Sixty in favor of any Fund Indemnitee to be deemed to protect any Fund Indemnitee against any liability to which such Fund Indemnitee would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the  performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is M3Sixty to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against any Fund Indemnitee unless the Fund Indemnitee notifies M3Sixty in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim are served upon the Fund Indemnitee (or after the Fund Indemnitee has received notice of service on any designated agent).

Failure to notify M3Sixty of any claim shall not relieve M3Sixty from any liability that it may have to the Fund Indemnitee against whom such action is brought unless failure or delay to so notify M3Sixty prejudices M3Sixty’s ability to defend against such claim. M3Sixty shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if M3Sixty elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Fund Indemnitee, defendant or defendants in the suit. In the event that M3Sixty elects to assume the defense of any suit and retain counsel, the Fund Indemnitee, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them. If M3Sixty does not elect to assume the defense of any suit, it will reimburse the Fund Indemnitee, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them pertaining to the defense of M3Sixty.

(d)         No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of Section 3(b) or 3(c) above, without prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action.

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(e)         The Fund, and not M3Sixty,shall be solely responsible for approval of the designation of the CCO, as well as for removing the CCO, as the case may be, from his or her responsibilities related to the Fund in accordance with Rule 38a-l. Therefore, notwithstanding the provisions of this Section 3, the Fund shall supervise the activities of the CCO with regard to such activities.

(f)          The Fund agrees that M3Sixty, its employees, officers and directors shall not be liable to the Fund for any actions, damages, claims, liabilities, costs, expenses or losses in any way arising out of or relating to the services described in this Agreement for an aggregate amount in excess of the fees paid to M3Sixty in performing services hereunder. The provisions of this paragraph shall apply regardless of the form of action, damage, claim, liability, cost, expense or loss, whether in contract, statute, tort (including, without limitation, negligence) or otherwise.

In no event shall either party or their respective employees, officers, trustees and directors be liable for consequential, special, indirect, incidental, punitive or exemplary damages, costs, expenses or losses (including, without limitation, lost profits and opportunity costs or fines).

(g)           M3Sixty shall not be liable for the errors of service providers to the Fund or their systems.

SECTION 4. REPRESENTATIONS AND WARRANTIES

(a)	M3Sixty covenants, represents and warrants to the Fund that:

(i)        it is a limited liability company duly organized and in good standing under the laws of the State of Delaware;

(ii)       it is duly qualified to carry on its business in the State of Kansas;

(iii)      it is empowered under applicable laws and by its Operating Agreement to enter into this Agreement and perform its duties under this Agreement;

(iv)      all requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(v)       it has access to the necessary facilities, equipment, and personnel with the requisite knowledge and experience to assist the CCO in the performance of his or her duties and obligations under this Agreement;

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(vi)       this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of M3Sixty, enforceable against M3Sixty in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vii)      it shall make available a person who is competent and knowledgeable regarding the federal securities laws and is otherwise reasonably qualified to act as a CCO and who will, in the exercise of his or her duties to the Fund, act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Fund;

(viii)     it shall compensate the CCO fairly, subject to the Board’s right under any applicable regulation (e.g., Rule 38a-l) to approve the designation, termination and level of compensation of the CCO. In addition, it shall not retaliate against the CCO should the CCO inform the Board of a compliance failure or take aggressive action to ensure compliance with the federal securities laws by the Fund or a Service Provider;

(ix)       it shall report to the Board promptly if it learns of CCO malfeasance or in the event the CCO is terminated as a CCO by another Fund or if the CCO is terminated by M3Sixty; and

(x)       it shall report to the Board if at any time the CCO is subject to the disqualifications set forth in Section 15(b)(4) of the Exchange Act or Section 9 of the 1940 Act.

(b)	The Fund covenants, represents and warrants to M3Sixty that:

(i)         it is a statutory trust duly organized and in good standing under the laws of the State of Delaware;

(ii)        it is empowered under applicable laws and by its Organizational Documents to enter into this Agreement and perform its duties under this Agreement;

(iii)       all requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(iv)       it is, or will be within a reasonable date, a closed-end, non-diversified management investment company registered under the 1940 Act that is operated as an interval fund;

(v)        this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

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(vi)        a registration statement under the Securities Act and the 1940 Act is or will be effective and will remain effective and appropriate State securities law filings will be or have been made and will continue to be made with respect to the Fund;

(vii)       The CCO shall be covered by the Fund’s Trustees & Officers Liability Insurance Policy (the “Policy”), and the Fund shall use reasonable efforts to ensure that such coverage be (a) reinstated should the Policy be cancelled; (b) continued after the CCO ceases to serve as an officer of the Fund on substantially the same terms as such coverage is provided for all other Fund officers after such persons are no longer officers of the Fund; and (c) continued in the event the Fund merges or terminates, on substantially the same terms as such coverage is provided for all other Fund officers (and for a period of no less than six years). The Fund shall provide M3Sixty with proof of current coverage, including a copy of the Policy, and shall notify M3Sixty immediately should the Policy be cancelled or terminated; and

(viii)       the CCO is a named officer in the Fund’s corporate resolutions and subject to the provisions of the Fund’s Organizational Documents regarding indemnification of its officers.

SECTION 5. COMPENSATION AND EXPENSES

(a)        In consideration of the compliance services provided by M3Sixty pursuant to this Agreement, the Fund shall pay M3Sixty the fees and expenses set forth in Appendix A hereto.

(b)        All fees payable hereunder shall be accrued daily by the Fund and shall be payable monthly in arrears on the first business day of each calendar month for services performed during the prior calendar month. All out-of-pocket charges incurred by M3Sixty shall be paid as incurred. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement, the Fund shall pay to M3Sixty such compensation as shall be due and payable as of the effective date of termination.

(c)        M3Sixty may, with respect to questions of law relating to its services hereunder, apply to and obtain the advice and opinion of Fund counsel. The costs of any such advice or opinion shall be borne by the Fund.

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(d)        The CCO is serving solely as an officer of the Fund and neither the CCO nor M3Sixty shall be responsible for, or have any obligation to pay, any of the expenses of the Fund. All Fund expenses shall be the sole obligation of the Fund, which shall pay or cause to be paid all Fund expenses.

SECTION 6. EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

(a)      This Agreement shall become effective on the date indicated above or at such time as M3Sixty commences providing services under this Agreement, whichever is later (the “Effective Date”). Upon the Effective Date, this Agreement shall constitute the entire agreement between the parties and shall supersede all previous agreements between the parties, whether oral or written, relating to the Fund.

(b)      This Agreement shall continue in effect until terminated in accordance with the provisions hereof.

(c)      This Agreement may be terminated at any time, without the payment of any penalty (i) by the Board on sixty (60) days’ written notice to M3Sixty or (ii) by M3Sixty on sixty (60) days’ written notice to the Fund, provided, however, that the Board will have the right and authority to remove the individual designated by M3Sixty as the Fund’s CCO at any time, with or without cause, without payment of any penalty. In this case, M3Sixty will designate another employee of M3Sixty, subject to approval of the Board and the Independent Trustees, to serve as temporary CCO until the earlier of: (i) the designation of a new permanent CCO; or (ii) the termination of this Agreement.

(d)      Should the employment of the individual designated by M3Sixty to serve as the Fund’s CCO be terminated for any reason, M3Sixty will immediately designate another qualified individual, subject to ratification by the Board and the Independent Trustees, to serve as temporary CCO until the earlier of: (i) the designation, and approval by the Board, of a new permanent CCO; or (ii) the termination of this Agreement.

(e)      The provisions of Sections 3, 6(e), 7, 10, 11, and 12 shall survive any termination of this Agreement.

(f)      This Agreement and the rights and duties under this Agreement shall not be assignable by either M3Sixty or the Fund except by the specific written consent of the other party. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

SECTION 7. CONFIDENTIALITY

Each party shall comply with the laws and regulations applicable to it in connection with its use of confidential information, including, without limitation, Regulation S-P (if applicable). M3Sixty agrees to treat all records and other information related to the Fund as proprietary information of the Fund and, on behalf of itself and its employees, to keep confidential all such information, except that M3Sixty may release such other information (a) as approved in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where M3Sixty is advised by counsel that it may be exposed to civil or criminal contempt proceedings for failure to release the information (provided, however, that M3Sixty shall seek the approval of the Fund as promptly as possible so as to enable the Fund to pursue such legal or other action as it may desire to prevent the release of such information) or (b) when so requested by the Fund.

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SECTION 8. FORCE MAJEURE

M3Sixty shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication system or power supply. In addition, to the extent M3Sixty’s obligations hereunder are to oversee or monitor the activities of third parties, M3Sixty shall not be liable for any failure or delay in the performance of M3Sixty’s duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with M3Sixty.

SECTION 9. ACTIVITIES OF M3SIXTY

(a)           Except to the extent necessary to perform M3Sixty’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict M3Sixty’s right, or the right of any of M3Sixty’s managers, officers or employees who also may be a director, trustee, officer or employee of the Fund (including, without limitation, the CCO), or who are otherwise affiliated persons of the Fund, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

(b)           Upon prior approval by the Fund, M3Sixty may subcontract any or all of its functions or responsibilities pursuant to this Agreement to one or more persons, which may be affiliated persons of M3Sixty who agree to comply with the terms of this Agreement; provided, that any such subcontracting shall not relieve M3Sixty of its responsibilities hereunder. M3Sixty may pay those persons for their services, but no such payment will increase M3Sixty’s compensation or reimbursement of expenses from the Fund.

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SECTION 10. COOPERATION WITH INDEPENDENT PUBLIC ACCOUNTANTS

M3Sixty shall cooperate with the Fund’s independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of such accountants’ duties.

SECTION 11. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The trustees of the Fund and the shareholders of the Fund shall not be liable for any obligations of the Fund under this Agreement, and M3Sixty agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund.

SECTION 12. MISCELLANEOUS

(a)       This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

(b)       This Agreement may be executed by the parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(c)        If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both M3Sixty and Fund and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(d)       Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

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(e)        Any notice required or permitted to be given hereunder by either party to the other shall be deemed sufficiently given if in writing and personally delivered or sent by facsimile or registered, certified or overnight mail, postage prepaid, addressed by the party giving such notice to the other party at the address furnished below unless and until changed by M3Sixty or the Fund, as the case may be. Notice shall be given to each party at the following address:

To M3Sixty:	To Fund:

4300 Shawnee Mission Parkway	4300 Shawnee Mission Parkway
Fairway, Kansas 66205	Fairway, Kansas 66205
Attn: Randall Linscott (President)	Attn: Todd Ryden (President)

     (f)         Invoices for fees and expenses due to M3Sixty hereunder and as set forth in Appendix A hereto shall be sent by M3Sixty to the address furnished below unless and until changed by the Fund (Fund to provide reasonable advance notice of any change of billing address to M3Sixty).

     (g)        Nothing contained in this Agreement is intended to or shall require M3Sixty, in any capacity hereunder, to perform any functions or duties on any day other than a Fund business day. Functions or duties normally scheduled to be performed on any day which is not a Fund business day shall be performed on, and as of, the next Fund business day, unless otherwise required by law.

     (h)        The term “affiliate” and all forms thereof used herein shall have the meanings ascribed thereto in the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

FNEX Ventures

/s/ Todd Ryden
By:	Todd Ryden
President

M3SIXTY ADMINISTRATION, LLC

/s/ Randall Linscott
By:	Randall Linscott
President
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